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For period ended 10-31-15
Registrant Name: American Beacon Funds
File Number: 811-4984


Item 77.O     Transactions effected pursuant to Rule 10f-3.

The following Rule 10f-3 transactions were effected by the Emerging Markets Fund:

Security:                  Huatai Securities Co Ltd
Date of purchase:          05/22/2015
Date offering commenced:   06/01/2015
Purchase price:            HKD 24.84
Commission rate:           1.50%
Syndicate Members:         JP Morgan, UBS Securities, ICBC, NP Paribas, CMS,
                           Credit Suisse, Morgan Stanley, Goldman Sachs,
                           Citigroup, Deutsche, Nomura, ABCI Securities,
                           CCB International, GF Securities,
                           Industries Securities
Securities acquired from:  UBS Securities Asia Ltd
Affiliated underwriter:    Morgan Stanley Asia Ltd
Amount purchased:          30,800
Total offering:            1,400,000,000

Security:                  3SBio Inc
Date of purchase:          06/05/2015
Date offering commenced:   06/11/2015
Purchase price:            HKD 9.10
Commission rate:           2.50%
Syndicate Members:         Morgan Stanley, Goldman Sachs,
                           CLSA Limited, China International Capital
                           China Merchants Securities
Securities acquired from:  Goldman Sachs
Affiliated underwriter:    Morgan Stanley Asia Ltd
Amount purchased:          7,800
Total offering:            606,100,000